Exhibit (e)(18)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

OPPENHEIM PRAMERICA ASSET	)
MANAGEMENT S.À R.L. on behalf of FCP OP	)
MEDICAL BIOHE@LTH-TRENDS and all others	)
similarly situated,	)
)
Plaintiff,	)
v.	) C.A. No.
)
BIOENVISION, INC., CHRISTOPHER B. WOOD,	)
MICHAEL KAUFFMAN, THOMAS SCOTT	)
NELSON, STEPHEN A. ELMS, ANDREW	)
SCHIFF, JOSEPH P. COOPER, GENZYME	)
CORPORATION, and WICHITA BIO	)
CORPORATION,	)
)
Defendants.	)

MOTION FOR PRELIMINARY INJUNCTION

Pursuant to Court of Chancery Rule 65, plaintiff hereby moves this Court for a preliminary injunction. For the reasons stated in the Verified Class Action Complaint, the Motion for Expedited Proceedings, and in a brief to be filed in support of this Motion, plaintiff hereby moves this Court for an Order, in the form attached hereto, preliminarily enjoining the defendants from conducting a shareholder vote on the proposed acquisition of Bioenvision, Inc. by Genzyme Corporation and Wichita Bio Corporation (the “Proposed Transaction”) and enjoining the consummation of the Proposed Transaction.

DATED: June 20, 2007	RIGRODSKY & LONG, P.A.

/s/ Seth D. Rigrodsky
Seth D. Rigrodsky, Esquire (#3147)
Brian D. Long, Esquire (#4347)
919 N. Market Street, Suite 980
Wilmington, DE 19801
	Tel:	(302) 295-5310

Attorneys for Plaintiff

OF COUNSEL:

STURMAN LLC
Deborah Sturman
112 Madison Avenue
New York, NY 10016
Tel.: (212) 784-6263

MOTLEY RICE LLC
Ann K. Ritter
28 Bridgeside Boulevard
Mount Pleasant, SC 29464
Tel.: (843) 216-9000